Exhibit 99.1

BARNWELL INDUSTRIES, INC.	P R E S S
R E L E A S E 1100 Alakea Street, Suite 500 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

     Russell M. Gifford
     Executive Vice President and Chief Financial Officer

    Tel: (808) 531-8400

Barnwell Industries, Inc. Reports Fourth Quarter and Year End Results

Divestiture of Hawaii Contract Drilling Operations to Streamline
 Operations and Reduce Corporate Overhead

Oil and Gas Drilling Program Planned

HONOLULU, HAWAII, December 15, 2023 -- Barnwell Industries, Inc. (NYSE American: BRN) ("Barnwell" or the "Company") today announced its financial results for the fourth quarter and year ended September 30, 2023. The Company reported consolidated revenue of $6.8 million and a net loss of $96,000 which equates to a loss of $0.01 per share for the fourth quarter, and $25.3 million in full year consolidated revenue, with a net loss of $961,000 for the full year, or a loss of $0.10 per share.

Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “Our small loss for the quarter was a result of declines in prices as compared to the prior year quarter for all products; oil, natural gas, and natural gas liquids which decreased 10%, 46%, and 45%, respectively. We also incurred an operating loss of $538,000 at our contract drilling segment in the quarter, compared to a $247,000 operating profit in this segment in the prior year period.  We are enthusiastic about the proposed sale of our contract drilling segment. The exit of this segment will simplify our organizational structure, reduce overhead costs, and free up capital to deploy into higher return investments including our Oil and Gas operations. While the sale of this segment has yet to close, the Company has already seen the benefit of reduced general and administrative expenses throughout the year. These expenses fell by $1,088,000 year over year, and we expect these expenses to continue to decline.

Oil and Gas Production Increases Offset by Price Declines

As compared to the three months ended September 30, 2022, the Company’s production of all products: oil, natural gas, and natural gas liquids, increased by 11%, 40% and 50%, respectively.

As compared to the year ended September 30, 2022, the Company’s production of all products: oil, natural gas, and natural gas liquids, increased by 12%, 31% and 8%, respectively. The increase in production was driven mainly by new production in Canada.

For the year ended September 30, 2023, the prices of all products; oil, natural gas, and natural gas liquids decreased 20%, 43%, and 33%, respectively.

To partially protect against further declines in natural gas prices, subsequent to the end of the Fiscal Year, the Company entered into certain sale agreements to fix the price of a portion of its natural gas sales from April 1, 2024 to October 31, 2024. With these agreements, we anticipate approximately 25% of the natural gas the Company sells during this period will be sold at fixed prices with the remaining 75% of such production sold at spot prices.

“Fiscal 2023 also saw the Company make a significant new $5,354,000 investment in two gross (0.3 net) wells the in Permian Basin of Texas which commenced production during the third quarter.   Additionally, the Company invested $4,770,000 for new facilities in the Twining area and three gross (0.9 net) North Twining Unit wells, where Barnwell holds a 29% non-operated interest. These projects commenced production during the latter part of our third quarter.

Sale of Contract Water Well Drilling Business

“The Company has entered into agreements for the sale of its Hawaii contract water well drilling operation which are anticipated to close in early 2024, subject to customary post-closing price adjustments and the purchaser’s completion of due diligence. We are optimistic that the disposition of this division will promote better analysis of Barnwell by all constituencies, and will allow us to pursue what we perceive to be high return on invested capital opportunities in projects such as our Twining oil property.

We expect to continue the development of Twining with new drilling in 2024 as we continue to actively explore acquisition, divestiture and financing opportunities related to this lucrative field.  The Company remains debt free, and ended the year with $2,487,000 in working capital, which includes $2,830,000 in cash and cash equivalents.”

Forward-Looking Statements

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the SEC. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS

			(Unaudited)
	Year ended September 30,		Three months ended September 30,
	2023	2022	2023	2022

Revenues	$25,269,000	$28,545,000	$6,844,000	$8,384,000

Net (loss) earnings attributable to Barnwell Industries, Inc.	$(961,000)	$5,513,000	$(96,000)	$(143,000)

Net (loss) earnings per share – basic and diluted	$(0.10)	$0.57	$(0.01)	$(0.01)

Weighted-average shares and equivalent shares outstanding:
Basic and diluted	9,969,856	9,732,936	9,990,778	9,956,687